  As filed with the Securities and Exchange Commission on __________ __, 2001

                                                       Registration No. 33-89094

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

   --------------------------------------------------------------------------
                        POST-EFFECTIVE AMENDMENT NO. 2 TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
   --------------------------------------------------------------------------
                               CCFNB BANCORP, INC.
             (Exact name of registrant as specified in its charter)

                                  Pennsylvania
         (State or other jurisdiction of incorporation or organization)

                                   23-2254643
                      (I.R.S. Employer Identification No.)

                 232 East Street, Bloomsburg, Pennsylvania 17815
                            Telephone: (570) 784-4400
                   (Address, including zip code, and telephone
                         number, including area code, of
                        registrant's principal executive
                                    offices)

             Paul E. Reichart, President and Chief Executive Officer
                               CCFNB Bancorp, Inc.
                 232 East Street, Bloomsburg, Pennsylvania 17815
                            Telephone: (570) 784-4400
                     (Name, address, including ZIP code, and
                        telephone number, including area
                           code, of agent for service)

                                 With a Copy To:
                             John B. Lampi, Esquire
                                 Saul Ewing LLP
          2 North 2nd Street, 7th Floor, Harrisburg, Pennsylvania 17101
                            Telephone: (717) 257-7553

Approximate date of commencement of the proposed sale of securities to the public: As soon as practicable after the effective date of the Registration Statement.

If any of the securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. / X /

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest
reinvestment plans, check the following box. /   /

                                                     CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
                                                               Proposed maximum               Proposed                  Amount of
   Title of each class of                 Amount                offering price            maximum aggregate           registration
 securities to be registered         to be registered             per unit(1)             offering price(1)              fee(1)
----------------------------------------------------------------------------------------------------------------------------------
   Common Stock, par value            500,000 shares                $15.00                   $7,500,000                $2,586.23
     $1.25 per share
----------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the registration fee and based, in accordance with Rule 457(c), upon the average of the bid and asked price of the shares of Registrant's common stock as of January 31, 1995.

                      Index to Exhibits Found on Page R-12

PROSPECTUS

                                 500,000 Shares

                               CCFNB BANCORP, INC.
                                 232 East Street
                         Bloomsburg, Pennsylvania 17815

         ---------------------------------------------------------------

                  DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

         ---------------------------------------------------------------

                     Common Stock, Par Value $1.25 Per Share

                    -----------------------------------------


                  The Dividend Reinvestment and Stock Purchase Plan (the "Plan") described in this prospectus offers the holders of Common Stock, par value $1.25 per share, (the "Common Stock") of CCFNB Bancorp, Inc. (the "Company") an opportunity to reinvest automatically their dividends in shares of Common Stock. Moreover, each shareholder participating in the Plan ("Participant") may also voluntarily subscribe for additional shares of the Common Stock within the limitations provided in the Plan.

                  Shares of Common Stock for the Plan will be made available by the Company. The price per share of Common Stock purchased from the Company will be the Fair Market Value, as that term is defined in the Plan, on each quarterly dividend payment date.

                  It is recommended that this Prospectus be retained for future reference.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
             THE SECURITIES AND EXCHANGE COMMISSION (THE "SEC"), NOR
               HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF
                   THIS PROSPECTUS. ANY REPRESENTATION TO THE
                         CONTRARY IS A CRIMINAL OFFENSE.

            THE SHARES OF COMMON STOCK ARE NOT BANK DEPOSITS, ARE NOT
               OBLIGATIONS OF OR GUARANTEED BY THE FEDERAL DEPOSIT
                 INSURANCE CORPORATION (THE "FDIC") OR ANY OTHER
                GOVERNMENTAL AGENCY AND INVOLVE INVESTMENT RISK,
                    INCLUDING THE POSSIBLE LOSS OF PRINCIPAL.

                The date of this Prospectus is February 24, 1995, as amended and supplemented on June 24, 1997 and
                               November 29, 2001.

                  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND IN DOCUMENTS SUBSEQUENTLY INCORPORATED BY REFERENCE AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH THIS PROSPECTUS RELATES OR AN OFFER TO OR SOLICITATION OF ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                                TABLE OF CONTENTS

                                                                                                           Page
Available Information....................................................................................    3
Incorporation of Certain Documents by Reference..........................................................    3
Prospectus Summary.......................................................................................    4
If You Have Questions Concerning the Plan................................................................    5
Investment Considerations................................................................................    5
  Uncertain Future Results...............................................................................    5
  Limited Public Market for Common Stock.................................................................    6
  Competition............................................................................................    6
  Future Issuances of Common Stock.......................................................................    6
  Reliance on Certain Existing Executive Officers........................................................    6
  Anti-takeover Provisions...............................................................................    7
  Federal and State Government Regulation................................................................    7
  Management's Discretion in Allocation of Proceeds......................................................    7
Description of the Dividend Reinvestment and Stock Purchase Plan.........................................    7
  Purpose................................................................................................    7
  Advantages to Participants.............................................................................    8
  Administration.........................................................................................    8
  Participation..........................................................................................    8
  Purchases..............................................................................................   10
  Voluntary Cash Payments................................................................................   11
  Reports to Participants................................................................................   12
  Dividends..............................................................................................   12
  Sale of Shares.........................................................................................   13
  Voluntary Withdrawal from the Plan.....................................................................   13
  Termination of Participation in the Plan by the Company................................................   14
  Federal Income Tax Consequences........................................................................   14
  Other Information......................................................................................   15
Use of Proceeds..........................................................................................   17
Description of Common Stock..............................................................................   17
  Common Stock...........................................................................................   17
  Dividends..............................................................................................   17
  Anti-takeover Provisions...............................................................................   18
Principal Stockholders...................................................................................   19
Plan of Distribution.....................................................................................   19
Legal Proceedings........................................................................................   20
  General................................................................................................   20
  Environmental Issues...................................................................................   20
Indemnification..........................................................................................   20
Legal Matters............................................................................................   21
Experts..................................................................................................   21

                              AVAILABLE INFORMATION

                  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC's Regional Offices located at Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60621-2511 and 75 Park Place, 14th Floor, New York, New York 10007. Copies of such material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. In addition, the Company files such material electronically with the SEC. The SEC maintains a Website that contains reports, proxy and information statements and other information regarding companies that file electronically with the SEC. The address of the SEC Website is http://www.sec.gov.

                  The Company has filed with the SEC a Registration Statement, a Post-Effective Amendment No. 1 and a Post-Effective Amendment No. 2 on Form S-3 under the Securities Act of 1933, as amended (the "1933 Act") with respect to the Common Stock being offered pursuant to this Prospectus. This Prospectus omits certain information contained in the Registration Statement and the Post-Effective Amendments pursuant to the rules and regulations of the SEC, and reference is made to the Registration Statement and the Post-Effective Amendments, including the exhibits thereto, for further information with respect to the Company on the Common Stock offered hereby. Statements contained in this Prospectus concerning the provisions of such documents are necessarily summaries of such documents and each such statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. Copies of the Registration Statement and the Post-Effective Amendments and the exhibits thereto may be inspected without charge at offices of the SEC, and copies of all or any portion thereof may be obtained from the SEC upon payment of the prescribed fees.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

                  The Company's annual reports on SEC forms 10-K for the periods ended December 31, 2000, 1999 and 1998, and on forms 10-Q for the periods ended September 30, 2001 and 2000, previously filed by the Company with the SEC, pursuant to the 1934 Act, are hereby incorporated by reference into this Prospectus.

                  All documents filed by the Company with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the 1934 Act after the date of this Prospectus and prior to the termination of the offering of the Common Stock under the Plan, shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document, which is also or is deemed to be incorporated by reference, modifies or replaces such statement.

                  THE COMPANY UNDERTAKES TO PROVIDE WITHOUT CHARGE TO EACH PERSON TO WHOM THIS PROSPECTUS IS DELIVERED, ON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE IN THIS PROSPECTUS (OTHER THAN EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE INTO THE DOCUMENTS THAT THIS PROSPECTUS INCORPORATED). WRITTEN OR ORAL REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO:
OFFICE OF THE TREASURER, CCFNB BANCORP, INC., 232 EAST STREET, BLOOMSBURG, PENNSYLVANIA 17815; TELEPHONE: (717) 387-4016.

                               PROSPECTUS SUMMARY

                  The following summary of this Prospectus is provided for your convenience and is not intended to be complete. This summary is qualified in its entirety by the detailed information set forth elsewhere in this Prospectus including the documents incorporated by reference into this Prospectus.

THE COMPANY                          The Company is a Pennsylvania business corporation,
                                     registered bank holding company and financial holding
                                     company.  The Company has one wholly-owned banking
                                     subsidiary, Columbia County Farmers National Bank (the
                                     "Bank").  The Company's principal executive office is
                                     located at 232 East Street, Bloomsburg, Pennsylvania 17815;
                                     telephone number: (570) 784-4400.

THE DIVIDEND REINVESTMENT
AND STOCK PURCHASE PLAN:
SECURITIES OFFERED                   500,000 shares of the Common Stock pursuant to the terms and conditions of the Dividend Reinvestment and Stock Purchase
                                     Plan described in question and answer format beginning on
                                     page 8 of this Prospectus.

PURCHASE PRICE                       The Fair Market Value of a share of the Common Stock on
                                     each quarterly dividend payment date. See Question 12 for a definition of the term "Fair Market Value."

USE OF PROCEEDS                      General corporate purposes, including investments in or
                                     advances to the Bank.

TRANSFER AGENT AND

REGISTRAR                            American Stock Transfer and Trust Co., of New York, New York
                                     (the "Agent"), acts as the transfer agent and registrar for the shares of the Common Stock of the Company.


                    IF YOU HAVE QUESTIONS CONCERNING THE PLAN

       Please address all correspondence concerning the Plan to the Agent:

By Regular Mail:                                     By Hand, Courier or Registered Mail:
         American Stock Transfer and Trust Co.                         American Stock Transfer and Trust Co.
         Dividend Reinvestment Department                              Dividend Reinvestment Department
         PO Box 922 Church Street Station                              6201 15th Avenue
         New York, New York  10038                                     Brooklyn, New York  11219

                  - Participants may access American Stock Transfer and Trust Co.'s website at: www.investpower.com to sell shares, issue a certificate, view account histories and current share balances, or terminate participation in the Plan.

                  - Participants may now directly debit their checking or savings account through the website:
                           www.investpower.com to invest voluntary cash payments up to $1,500 each calendar quarter.

                  - Participants may telephone the Inter Active Voice Response System (IVR) to effect transactions at 1-888-666-0146.

                  Please mention CCFNB Bancorp, Inc. in all your correspondence and, if you are a participant in the Plan, give the number of your account.


                            INVESTMENT CONSIDERATIONS

                  The following investment considerations should be considered by prospective Participants in deciding whether to purchase the Common Stock offered hereby.

UNCERTAIN FUTURE RESULTS

                  Commercial banking is affected, directly and indirectly, by local, domestic, and international economic and political conditions, and by government monetary and fiscal policies. Conditions such as inflation, recession, unemployment, volatile interest rates, tight money supply, scarce natural resources, real estate values, international conflicts and other factors beyond the control of the Company and the Bank, may adversely affect the potential profitability of the Company and the Bank. Management does not expect any one particular factor to affect the Bank's results of operations. A downward trend in several areas, however, including real estate, construction and consumer spending, could have an adverse impact on the Bank's ability to maintain or increase profitability. Therefore, there is no assurance that the Company and the Bank will be able to continue their current growth rates.

LIMITED PUBLIC MARKET FOR COMMON STOCK

                  Shares of the Common Stock are traded in the over-the-counter market and "bid" and "asked" quotations regularly appear on the Over-the-Counter Bulletin Board system under the symbol "CCFN." As of October 31, 2001, there were six firms listed on the Over-the-Counter Bulletin Board system as market makers for the Common Stock. There can be no assurance that the Common Stock will trade at prices at or above the applicable price per share on each quarterly dividend payment date. An inactive or illiquid trading market may have an adverse impact on the market price of the Common Stock. Moreover, price fluctuations and the trading volume in the Common Stock may not necessarily be dependent upon or reflective of the performance of the Company.

COMPETITION

                  The Bank faces significant competition from many other banks, savings institutions and other financial institutions which have branch offices or otherwise operate in the Bank's market area, as well as many other companies now offering a variety of financial services. Many of these competitors have substantially greater financial resources than the Bank including a larger capital base that allows them to attract customers seeking larger loans than the Bank is able to make. There is no assurance that the Bank will continue to compete successfully in its market area.

FUTURE ISSUANCES OF COMMON STOCK

                  Subsequent to the commencement of the Plan, the Board of Directors of the Company will continue to have authority to issue additional shares of the Common Stock. Any future issuances may result in dilution of the value of the shares issued pursuant to the Plan.

RELIANCE ON CERTAIN EXISTING EXECUTIVE OFFICERS

                  The operations of the Company to date have been largely dependent on existing management. The loss to the Company of one or more of its existing executive officers could have a material adverse effect on the Company's business and results of operations. For example, Paul E. Reichart has served as the Company's and the Bank's President and Chief Executive Officer since 1985. J. Jan Girton has served as the Executive Vice President, Chief Operating Officer and Assistant Secretary of the Bank since 1987. As a result of Messrs. Reichart's and Girton's active involvement and experience in the affairs of the Bank, the Bank has depended upon, and continues to depend upon, their continued employment. Towards that end, the Bank has entered into deferred compensation agreements with Messrs. Reichart and Girton. The Bank does not maintain employment agreements or key man insurance, other than as described above, with respect to Messrs. Reichart and Girton.

COMMON STOCK IS NOT AN INSURED DEPOSIT

                  Investments in the shares of the Common Stock are not deposits insured against loss by the FDIC or any other governmental agency.

THE BANK'S LOAN MIX MAY INCREASE OUR CREDIT RISK

                  There are certain risks inherent in making all loans. These risks include interest rate changes over the time period in which loans may be repaid, risks resulting from changes in the Columbia County, Pennsylvania-area economy, risks inherent in dealing with individual borrowers, and, in the case of a loan backed by collateral, risks resulting from uncertainties about the future value of the collateral.

                  Commercial loans and commercial real estate loans comprised 33% of the Bank's total loans as of December 31, 2000 and 34% of the Bank's total loans as of September 30, 2001. Commercial loans are typically larger than residential real estate loans and consumer loans. Because the Bank's loan portfolio contains a significant number of commercial loans and commercial real estate loans with relatively large balances, the deterioration of one or a few of these loans may cause a significant increase in nonperforming loans. An increase in nonperforming loans could result in a loss of earnings from these loans, an increase in the provision for loan losses and loan charge-offs.

                  The Bank maintains an allowance for loan losses based on, among other things, historical experience, an evaluation of economic conditions, and regular reviews of any delinquencies and loan portfolio quality. We cannot assure you that charge-offs in future periods will not exceed the allowance for loan losses or that additional increases in the allowance for loan losses will not be required. Additions to the allowance for loan losses would result in a decrease in the Company's net income and, possibly, the Bank's capital.

CHANGES IN INTEREST RATES MAY ADVERSELY AFFECT THE COMPANY'S FINANCIAL RESULTS AND FINANCIAL RESULTS

                  The Bank's net income depends principally upon its net interest income. Net interest income is the difference between interest earned on loans, investments and other interest-earning assets and the interest paid on deposits and borrowed funds. Changes in interest rates can increase or reduce net interest income and net income.

                  Different types of assets and liabilities may react differently, and at different times, to changes in market interest rates. When interest-bearing liabilities mature or reprice more quickly than interest-earning assets in a period, an increase in market rates of interest could reduce net interest income. When interest-earning assets mature or reprice more quickly than interest-bearing liabilities, falling interest rates could reduce net interest income. Changes in market interest rates are affected by many factors beyond our control, including inflation, unemployment, money supply, international events, and events in the United States and other financial markets.

                  The Bank attempts to manage risk from changes in market interest rates, in part, by controlling the mix of interest rate sensitive assets and interest rate sensitive liabilities. However, interest rate risk management techniques are not exact and a rapid increase or decrease in interest rates could adversely affect our financial performance.

IF THE COMPANY IS UNABLE TO MAKE TECHNOLOGICAL ADVANCES, OUR ABILITY TO SUCCESSFULLY COMPETE MAY BE REDUCED

                  Our industry is experiencing rapid changes in technology. In addition to improving customer services, effective use of technology increases efficiency and enables financial institutions to reduce costs. As a result, our future success will depend in part on our ability to address our customers' needs by using technology. We cannot assure you that we will be able to effectively develop new technology-driven products and services or be successful in marketing these products to our customers. Most of our competitors have far greater resources than we have to invest in technology.

CHANGES IN GOVERNMENT REGULATION MAY ADVERSELY AFFECT OUR BUSINESS

                  The banking industry is extensively regulated. Banking regulations are intended primarily to protect depositors and the federal deposit insurance funds, not stockholders. We are subject to regulation and supervision by the Board of Governors of the Federal Reserve System, the Pennsylvania Department of Banking and the FDIC. Regulatory requirements affect our lending practices, capital structure, investment practices, dividend policy and growth. For example, Asian Bank is subject to various regulatory capital requirements, which involve both quantitative measures of Asian Bank's assets and liabilities and qualitative judgments by regulators regarding risk and other factors. Asian Bank's failure to meet minimum capital requirements could result in actions by its regulators that could adversely affect our ability to pay dividends or otherwise adversely impact our operations. Changes in laws, regulations and regulatory practices affecting the banking industry could impose additional costs on us and adversely affect the market price of our common stock.

ANTI-TAKEOVER PROVISIONS

                  The Company's Articles of Incorporation, By-Laws and the Pennsylvania Business Corporation Law contain certain provisions which may make more difficult or discourage a non-negotiated merger, tender offer or a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of Common Stock and the removal of the Company's management, even if such transactions might be generally favorable to the interests of some stockholders. See "DESCRIPTION OF COMMON STOCK - Anti-takeover Provisions."

MANAGEMENT'S DISCRETION IN ALLOCATION OF PROCEEDS

                  The net proceeds of the sale of the shares of the Common Stock pursuant to the Plan will be used for general corporate purposes to support the growth and expansion of the Company and the Bank. Management, however, has discretion in determining the actual manner in which net proceeds will be applied. The precise use, amounts and timing of the application of proceeds will depend upon, among other things, the funding requirements of the Bank, the availability of other funds, and the existence of business opportunities. See "USE OF PROCEEDS."

                    DESCRIPTION OF THE DIVIDEND REINVESTMENT
                             AND STOCK PURCHASE PLAN

                  The following is a description, in question and answer form, of the provisions of the Plan offered to holders of the Common Stock of the Company. A holder of the Company's Common Stock, who does not elect to participate in the Plan, will continue to receive cash dividends by check as and when declared.

PURPOSE

                  1.       What is the purpose of the Plan?

                  The purpose of the Plan is to provide: (1) certain shareholders of record of Common Stock with a simple and convenient method to invest cash dividends and voluntary cash payments in the Company's Common Stock; and (2) the Company with additional funds for general corporate purposes.

ADVANTAGES TO PARTICIPANTS

                  2.       What are the advantages of enrollment in the Plan?

                  Participants can reinvest their dividends and also make voluntary cash payments within certain limits to purchase Common Stock. See Question 14.

                  Participants can purchase and sell and do other transactions in the Common Stock at low cost transaction fees. See Question 9.

                  Regular statements provide Participants with an updated record of each transaction. See Question 16.


ADMINISTRATION

                  3.       Who administers the Plan?

                  American Stock Transfer and Trust Company administers the Plan, and, as such, keeps records, sends statements of accounts to Participants and performs other duties relating to the Plan. Shares of Common Stock purchased under the Plan are registered initially in book-entry form in the names of the Participants.

PARTICIPATION

                  4.       Who is eligible to participate?

                  Certain record holders of the Common Stock (the "Record Holders") are eligible to participate in the Plan. There is no requirement to hold a minimum number of shares of the Common Stock. Beneficial owners of the Common Stock whose shares are held for them in registered names other than their own, such as the names of brokers, bank nominees or trustees, should, if they desire to participate in the Plan, either instruct the holder of record to join the Plan or have the shares transferred into a separate participating account.

                  The Company will make reasonable efforts to comply with the securities laws of all states in the United States in which Record Holders reside. However, no person will be offered any shares of the Common Stock pursuant to the Plan if such person resides in a state of the United States with respect to which one or more of the following apply: (i) a small number of Record Holders reside in such state; (ii) the offer or sale of shares of Common Stock to such Record Holders would require the Company or its officers or directors, under the securities laws of such state, to register as a broker, dealer, salesman or selling agent or to register or otherwise qualify the Common Stock for sale in such state; and (iii) the registration or qualification of the shares of the Common Stock in such state would, in the Company's judgment, be impracticable or unduly burdensome for reasons of cost or otherwise.

                  "Beneficial ownership" for the purpose of the Plan shall be determined in accordance with the definitions of "beneficial ownership" set forth in the General Rules and Regulations of the SEC and may include Common Stock owned by or for an individual's spouse and minor children and any other relative who has the same home, as well as Common Stock to which the individual has or shares voting or investment power or has the right to acquire beneficial ownership within sixty (60) days of any dividend declaration date.

                  5.       Is partial participation possible under the Plan?

                  Yes. A shareholder who does not desire to dedicate all of his or her dividends to purchase shares pursuant to the Plan, may elect a partial participation on shares held by the individual by so indicating on the Authorization Card.

                  6.       What does the Plan Authorization Card provide?

                  If you elect "Full Dividend Reinvestment," the Plan Authorization Card directs the Agent to apply toward the purchase of additional shares of Common Stock all your cash dividends on all the shares then or subsequently registered in your name, together with any optional cash payments.

                  If you elect to reinvest dividends on only a portion of your shares held of record, the Plan Authorization Card directs the Agent to apply all your cash dividends on the number of shares you specify on the Plan Authorization Card on shares that you hold, together with any optional cash payments, toward the purchase of additional shares of Common Stock.

                  If the "Optional Cash Payments" box on the Plan Authorization Card is checked, the Agent will apply any optional cash payment received with the Plan Authorization Card to the purchase of additional shares under the Plan.

                  Also, by signing the Plan Authorization Card, you further direct the Agent to:

                           a. reinvest automatically any subsequent dividends on
                  shares accumulated and held in your Plan account. The Plan, in other words, operates so as to reinvest dividends on a cumulative basis, until you withdraw from the Plan, or until the Plan is terminated.

                           b. credit automatically into your Plan account any
                  subsequent stock dividends and/or stock splits on all shares of Common Stock held in your Plan account.

                  7. When may a person join the Plan and when will his or her participation commence?

                  A shareholder may join the Plan at any time by completing, signing and returning an Authorization Card to the Agent. Participation in the Plan will commence with the first dividend payment after the shareholder joins the Plan; provided that his or her Authorization Form was received on or before the record date for such dividend. You may however make optional cash payment investments prior to your dividends being reinvested.

                  Dividends declared on the Common Stock have been usually paid on the fourth Thursday of the months of March, June, September and December. The record date for each such dividend will occur no earlier than the fourteenth
(14th) day prior to the dividend payment date.

                  Shareholders are cautioned that the Plan does not represent a change in the Company's or the Bank's dividend policy or a guarantee of future dividends, which will continue to depend upon the Company's or the Bank's earnings, financial condition and other factors.

                  8.       May a partial Participant later become a full
                           Participant?

                  Yes. A partial Participant may change his or her status to a full Participant under the Plan at any time by submitting a new Authorization Card to the Agent. The change will be effective with respect to the first dividend payment after the new Authorization Card has been received; provided that the new Authorization Card was received on or before the record date for such dividend.

                  9. Do Participants incur any expenses in connection with purchases made pursuant to the Plan?

                  Yes. Participants incur the following low cost transaction fees:

                -       Dividend Reinvestment                          2% to a maximum of $2.50 per investment

                -       Optional Voluntary Cash Payment                $2.50 per investment

                -       Broker Commissions for Sales                   10 cents per share for sales and purchases
                                                                       made on the open market

                -       Sales/Terminations                             $15.00 per transaction

                -       Safekeeping                                    $7.50 per transaction if without sale

                -       Certificate requests                           No charge

                -       Book transfers                                 No charge

                  The Agent may change the above fees at anytime. The Company will notify you of any changes prior to an applicable dividend payment date.

PURCHASES

                  10.      When and how are purchases made?

                  Purchases will be made on the applicable dividend payment date. See Question 15 for additional information about voluntary cash payments.

                  11.      How many shares may a Participant purchase?

                  The number of shares a Participant may purchase depends on the amount of a Participant's dividend dedicated to the Plan, the amount of voluntary cash payments made by him or her and the price of the Common Stock. The amount of a Participant's dividend dedicated to the Plan cannot exceed the net dividend payable after the deduction of any taxes and transaction fees. Each Participant's account will be credited with the number of shares, calculated to three decimal points, equal to the amount of the net dividend payable invested by him or her divided by the applicable purchase price per share. For example, if a shareholder has $100 as his or her net dividend payable value and the Fair Market Value is $15.00 per share, his or her account will be credited with 6.666 shares.

                  12.      What is the price of shares purchased under the Plan?

                  The price per share for each quarterly dividend period will be the "Fair Market Value" on the quarterly dividend payment date. "Fair Market Value" on the quarterly dividend payment date means:

                           a. if the shares of the Common Stock are listed on a
                  national securities exchange or traded in the over-the-counter market and bid and asked prices are regularly reported for the shares, the average of the closing bid and asked prices of the shares on the Composite Tape or other comparable reporting system on the trading day immediately preceding the quarterly dividend payment date;

                           b. if the shares of the Common Stock are traded on
                  the over-the-counter market and if bid and asked prices for the shares are regularly reported, the average of the bid and asked prices for the shares at the close of trading in the over-the-counter market on the trading day immediately preceding the quarterly dividend payment date;

                           c. if the shares of the Common Stock are neither
                  listed on a national securities exchange nor traded on the over-the-counter market, such value as the Board of Directors of the Company, in good faith, shall determine on the trading date immediately preceding the quarterly dividend payment date; and

                           d. if shares are purchased on the open market then
                  the price will be the average price of all the shares purchase including the brokerage commission.

VOLUNTARY CASH PAYMENTS

                  13.      Who may make voluntary cash payments?

                  All record holders of Common Stock who elect to participate in the Plan may elect to make voluntary cash payments.

                  14.      Are there any limitations on voluntary cash payments?

                  Yes. Per quarterly period, there is a minimum required voluntary cash payment of $25.00 and a maximum allowable voluntary cash payment of $1,500.00. Voluntary cash payments and purchases can only be made four times each year on the applicable dividend payment date.

                  15.      How are optional cash purchases made?

                  The option to make cash purchases is available to shareholders of record at any time at the Fair Market Value on the quarterly dividend payment date. Shares may be purchased on the open market at the discretion of the company. See Question 12. Each such purchase, however, must be at least a minimum quarterly amount of $25.00 and purchases cannot exceed a total maximum quarterly amount of $1,500.00, both as determined by the Company.

                  As of the date of this Prospectus, optional cash purchases may be made in any amount from a minimum payment of $25.00 up to a maximum total of $1,500.00 per quarter. The minimum and maximum amounts of quarterly optional cash purchases, however, may be changed (or optional cash purchases may be eliminated) at the Company's discretion upon sending Plan participants not less than 30 days' prior written notice thereof.

                  For purposes of the limitation of the maximum quarterly amount, all Plan accounts deemed by the Company to be under common control or management will be aggregated. Unless the Company grants prior permission to make a larger investment, the Company reserves the right to return to Participants amounts which exceed the maximum quarterly amount. Participants may be permitted to invest amounts in excess of the maximum quarterly amount with the prior approval of the Company. Requests for such approval should be made no later than 20 business days prior to the quarterly dividend payment date, and such requests should be directed to the Company's President (570) 784-4400.

                  An optional cash purchase may be made by you when joining the Plan by enclosing a check or money order payable in United States dollars (payable to "ASTC/CCFNB Bancorp") with the Authorization Card. Thereafter, optional cash purchases may be made through the use of a Cash Payment Form which will be attached to each statement of account you receive.

REPORTS TO PARTICIPANTS

                  16. What kind of reports will be sent to Participants in the Plan?

                  Each Participant in the Plan will receive a statement of account describing cash dividends and voluntary cash payments received, the number of shares purchased, the price per share and total shares accumulated under the Plan as promptly as practicable after each purchase. These statements will provide a continuing record of the dates and cost of purchases on a quarterly basis and should be retained for income tax purposes. In addition, each Participant will also receive the Company's annual reports to shareholders, notices of shareholder meetings, proxy statements and Internal Revenue Service information for reporting dividends paid.

                  In addition, a Participant may access his or her account history at anytime at the Agent's website: www.investpower.com.


DIVIDENDS

                  17. Are Participants credited with dividends on shares held in their Plan account?

                  Yes. The Company pays dividends, as declared, to the record holders of shares of the Common Stock. The Agent receives dividends for all shares of Common Stock held in the Plan on the record date. The Agent credits such dividends to Participants on the basis of shares held in their accounts and reinvests such dividends in shares of Common Stock.

SALE OF SHARES

                  18. Are stock certificates issued for shares of Common Stock purchased?

                  Unless a Participant makes a specific request, certificates will not be issued for Common Stock purchased pursuant to the Plan. The number of shares held under the Plan will be shown on the Participant's statement of account, i.e., registered in book-entry form. However, except as indicated below, a Participant may receive certificates for shares accumulated in his or her account under the Plan at any time by sending a request to the Agent. Please utilize the transaction request form attached to the bottom of your statement. This will help expedite your request. See the caption "If You Have Questions Concerning the Plan" for the Agent's address. When certificates are issued to the Participant, future dividends on these shares will be treated in accordance with the Participant's instructions as indicated on the Authorization Form. If the Agent issues certificates for less than all of the shares in a Participant's account, any remaining shares will remain in the Participant's account and the Participant will continue to be enrolled in the Plan unless the Participant terminates his or her participation. See Question 22 for termination of participation in the Plan.

                  Requests for termination of participation in the Plan which are received by the Agent 48 hours prior to a record date and until the ensuing dividend payment date will not be processed until all the dividends and any voluntary cash payments have been invested.

                  A Participant's rights under the Plan and shares credited to the account of a Participant under the Plan may not be pledged. A Participant who wishes to pledge his or her shares must request that certificates for such shares be issued in his or her name.

                  19.      Under whose name are the Plan accounts maintained?

                  Plan accounts will be maintained under the same name(s) which appears on the shareholder's certificates as of the time the Participant enters the Plan. Consequently, certificates for shares held by the Agent under the Plan will be registered in the same name when issued.

                  Upon written request, certificates will be registered and issued in names other than the account name, subject to compliance with any applicable laws and the payment by the Participant of any applicable taxes, provided that the request meets with the usual requirements of the Company for the recognition of a transfer of Common Stock of the Company.

VOLUNTARY WITHDRAWAL FROM THE PLAN

                  20. When and how may a Participant withdraw shares purchased through the Plan?

                  At any time, a Participant may make a written request to the Agent for: (1) a share certificate representing all or a portion of his or her whole shares held by the Agent under the Plan; (2) the sale of all or a portion of his or her whole shares held by the Agent under the Plan (a brokerage commission and service fee will be charged to the Participant to effect such sale) and the delivery of the net proceeds therefrom; and (3) the sale of all shares (a broker commission and service fee will be charged to the Participant to effect such sale) and the delivery of the net proceeds of such sale as well as the cash value of any fractional share and the Participant desires to remain in the Plan.

                  21. How may a shareholder terminate participation in the Plan?

                  At any time, a Participant may make a written request to the Agent to terminate his or her participation in the Plan and to: (1) receive a share certificate for all whole shares held by the Agent and cash for any fractional share, or (2) instruct the Agent to sell his or her shares held by the Agent and receive cash for such shares and any fractional share, net of brokerage commissions and service fee to effect the sale.

TERMINATION OF PARTICIPATION IN THE PLAN BY THE COMPANY

                  22. Can the Company terminate a shareholder's participation with the Plan?

                  Yes. The Board of Directors reserves the right, in its sole discretion, to terminate a shareholder's participation in the Plan for any reason. If such a decision is made, share certificates will be issued and any remaining monies will be paid in accordance with the answer to Question 21.

PLEASE UTILIZE THE TRANSACTION REQUEST FORM ATTACHED TO THE BOTTOM OF YOUR STATEMENT FOR ALL REQUESTS. THIS WILL HELP EXPEDITE YOUR REQUEST.


FEDERAL INCOME TAX CONSEQUENCES

                  23. What are the federal income tax consequences of participation in the Plan?

                  Under federal income tax law, any cash dividend received by a shareholder must be included in the shareholder's gross income.

                  The tax basis for the purpose of determining gain or loss on the sale of the stock purchased through the Plan will be the Fair Market Value of the stock on the date of purchase. The holding period applicable to such shares will commence on the day after the date of purchase.

                  The Agent will include such information as is required on the annual information report filed with the Internal Revenue Service and provided to shareholders. Corporate shareholders will be eligible for any applicable dividend received deduction based on the total cash and property dividend.

                  Dividends on stock purchased through the Plan will be subject to federal income tax back-up withholding to the extent such withholding is required with respect to a Participant's other dividends.

                  Participants are advised to consult their own tax advisors to determine the tax consequences of a particular transaction.

OTHER INFORMATION

                  24. What are the responsibilities of the Agent under the Plan?

                  The Agent receives dividend payments and voluntary cash contributions on behalf of Participants, invests such amounts in shares of Common Stock, maintains account records for Participants, and notifies Participants of transactions in, and the status of, their accounts. The Agent shall have no duties, obligations or liabilities with respect to the Plan except such as are expressly set forth in this Prospectus.

                  The Agent, in administering the Plan, will not be liable for any act done in good faith or for its good faith omission to act, including, without limitation, any claim or liability arising out of failure to terminate a Participant's account upon such Participant's death prior to receipt of notice in writing of such death, or with respect to the prices at which shares are purchased for the Participant's account and the times when such purchases are made, or with respect to any loss or fluctuation in the market value of the Common Stock after the purchase of shares.

                  All notices from the Agent to a Participant will be mailed to the Participant's address of record, and the mailing of a notice to a Participant's most recent address of record will satisfy the Company's obligation to provide notice to that Participant. Accordingly, a Participant should promptly advise the Agent of any change is his or her address.

                  All transactions in connection with the Plan will be governed by the laws of the Commonwealth of Pennsylvania.

                  25.      May the Plan be changed or discontinued?

                  The Plan may be amended, suspended, modified, or terminated at any time without the approval of the Participants. Notice of any such suspension or termination or material amendment or modification will be sent to all Participants who shall, in all events, have the right to withdraw from the Plan. No such action will prejudice retroactively any interests of any Participants.

                  26.      How is the Plan to be interpreted?

                  Any question of interpretation arising under the Plan will be determined by the Company's Board of Directors and any such determination will be final.

                  27. Who bears the risk of market price fluctuations in the Common Stock?

                  A Participant's investment in shares pursuant to the Plan will be no different from investment in directly-held shares. The Participant will bear the risk of loss and realize the benefits of any gain from market price changes with respect to all such shares held by him or her in the Plan or otherwise. THE SHARES ARE NOT DEPOSITS AND ARE NOT INSURED BY THE FDIC OR ANY OTHER GOVERNMENT AGENCY. Participation in the Plan involves investment risk, including the possible loss of principal.

                  28. What happens when a Participant sells or transfers all of the shares registered in his or her name excluding those held in his or her Plan Account?

                  If a Participant disposes of all of his or her shares of Common Stock, the Agent, until it is otherwise notified, will continue to reinvest the dividends on the shares of Common Stock held in the Participant's Plan account.

                  29. If the Company issues rights to purchase securities to the shareholders of the Company, how will the rights applicable to Plan shares be handled?

                  If the Company makes rights available to the holders of its Common Stock to purchase additional shares of Common Stock or any other securities of the Company, the Company will grant the rights accruing to shares of Common Stock held in each Participant's account. The Participant will then have the opportunity to exercise his or her rights with respect to shares held under the Plan until the expiration of the rights offering.

                  30. What happens if the Company issues a stock dividend or declares a stock split?

                  Any shares representing stock dividends or stock splits with respect to shares of Common Stock held in the Participant's Plan account will be automatically enrolled in the Plan. Transaction processing may be curtailed or suspended until the completion of any stock split, stock dividend or similar corporate action that would effect the Company's capitalization.

                  31. How will shares held in an Participant's Plan account be voted at meetings of shareholders?

                  If a Participant holds shares under the Plan on a record date for a meeting of shareholders, the Participant will be sent proxy material with respect to that meeting. A Participant will be entitled to vote the shares of Common Stock held in his or her account. A Participant may vote in person or by proxy at any such meeting.

                  32. How will the Company obtain the shares of Common Stock to satisfy the purchases made by the Participants?

                  The Company has registered 500,000 shares of Common Stock with the SEC and any applicable state securities law administrator. These registered shares will be made available for the purchases by the Participants. The Company may, in its sole discretion, direct the purchase of authorized but unissued or treasury shares of Common Stock directly from the Company or direct the purchase of shares in market transactions. Any market transactions may be conducted in the over-the-counter market or may be negotiated transactions and on such terms as to price, delivery and otherwise as the Company may determine. To the extent that shares of Common Stock are purchased directly from the Company, the Company will receive the net proceeds to the Company.

                                 USE OF PROCEEDS

                  The Company intends to contribute substantially all of the net proceeds from the sale of the shares of the Common Stock offered pursuant to the Plan to the Bank as a capital contribution. The Bank will use such proceeds for general corporate purposes. Pending such uses, the proceeds received by the Bank will be used to make short-term investments.

                           DESCRIPTION OF COMMON STOCK

                  The following is a summary of the material provisions of the Company's Articles of Incorporation and By-Laws. This summary does not purport to be complete and is qualified in its entirety by reference to such instruments, each of which is an exhibit to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

                  The Company is authorized to issue 5,000,000 shares of Common Stock, par value $1.25 per share, of which 1,330,632 shares of Common Stock were issued and outstanding on October 31, 2001. The remaining 3,669,368 authorized but unissued shares of Common Stock may be issued by the Board of Directors from time to time without further shareholder approval. Issuance of such shares could cause a dilution of the book value of the stock and the voting power of present shareholders.

                  Holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote at a meeting of shareholders. Shareholders do not have cumulative voting rights in the election of directors. Each share of Common Stock is entitled to share, pro rata, in dividends and in the Company's assets in the event of dissolution or liquidation of the Company. Holders of shares of Common Stock do not possess any pre-emptive rights. The outstanding shares of Common Stock are fully paid and nonassessable.

DIVIDENDS

                  The Company is permitted by the Pennsylvania Business Corporation Law of 1988, as amended (the "BCL"), to pay dividends, provided that, after giving effect to the dividend: (i) the Company would be able to pay its debts as they come due in the usual course of its business, and (ii) the total assets of the Company would exceed the sum of its total liabilities and the amount that would be needed, if any, to satisfy any preferential rights of shareholders to receive a preferential distribution upon the dissolution of the Company. Currently, there are no material legal restrictions on the payment of dividends by the Company.

                  The Company's primary source of dividends is the retained earnings of the Bank available for transfer to the Company in the form of dividends from the Bank. Under the National Bank Act, the dividends that may be paid by the Bank without prior regulatory approval are subject to certain prescribed limitations. The prior approval of the Office of the Comptroller of the Currency ("OCC") would be required if the total of all dividends declared by the Bank in any calendar year would exceed net profits, as defined in the National Bank Act, for the two preceding calendar years. The OCC also has the authority to prohibit dividend payments by banks to the extent that payment of dividends is determined by the OCC to constitute "unsafe or unsound banking practices" or if banks are in arrears in payment of insurance assessments due to the FDIC. Compliance with standards for capital adequacy established by federal banking authorities also can restrict the ability of banks to pay dividends.

ANTI-TAKEOVER PROVISIONS

                  The Company's Articles of Incorporation and By-Laws contain certain provisions which may have the effect of deterring or discouraging, among other things, a nonnegotiated tender or exchange offer for the Company's Common Stock, a proxy contest for control of the Company, the assumption of control of the Company by a holder of a large block of the Company's Common Stock and the removal of the Company's management. These provisions: (1) divide the Board of Directors into three classes serving staggered three-year terms; (2) require that shares with at least two-thirds (66-2/3%) of total voting power approve any merger, consolidation, dissolution, liquidation and other similar transactions;
(3) require that shares with at least two thirds (66-2/3%) of total voting power approve any amendment of those provisions of the Articles of Incorporation pertaining to shareholder approval of any merger, consolidation, dissolution or liquidation; (4) permit the Board of Directors to oppose a tender offer or other offer for the Company's securities on the basis of factors other than the economic benefit to shareholders; (5) permit the Company to issue warrants for the purchase of Common Stock at below market prices in the event any person or entity acquires 25% or more of the Company's Common Stock; (6) eliminate cumulative voting in elections of directors; (7) require that shares with at least two thirds (66-2/3%) of total voting power approve any substantive amendment of the By-Laws; and (8) require advance notice of nominations for the election of directors.

                  The BCL contains certain provisions that may have similar effects. These provisions, among other things: (1) require that, following any acquisition by any person or group of 20% of a public corporation's voting power, the remaining shareholders have the right to receive payment for their shares, in cash, from such person or group in an amount equal to the "fair value" of the shares, including an increment representing a proportion of any value payable for control of the corporation; and (2) prohibit for five years, subject to certain exceptions, a "business combination" (which includes a merger or consolidation of the corporation or a sale, lease or exchange of assets) with a shareholder or group of shareholders beneficially owning 20% or more of a public corporation's voting power.

                  Pennsylvania has enacted a law which creates additional anti-takeover measures. This law further defines the fiduciary duties of the Board of Directors by: (1) expanding the factors and groups (including shareholders) which the Board of Directors can consider in determining whether a certain action is in the best interests of the corporation; (2) providing that the Board need not consider the interests of any particular group as dominant or controlling; (3) providing that directors, in order to satisfy the presumption that they have acted in the best interests of the corporation, need not satisfy any greater obligation or higher burden of proof with respect to actions relating to an acquisition or potential acquisition of control; (4) providing that actions relating to acquisitions of control that are approved by a majority of "disinterested directors" are presumed to satisfy the directors' standard unless it is proven by clear and convincing evidence that the directors did not assent to such action in good faith after reasonable investigation; and (5) providing that the fiduciary duty of directors is solely to the corporation and may be enforced by the corporation or by a shareholder in a derivative action, but not by a shareholder directly. One of the effects of these fiduciary duty provisions may be to make it more difficult for a shareholder to successfully challenge the actions of the Board of Directors in a potential change in control context.

                  Also, Pennsylvania law contains provisions that would: (1) remove the voting rights of a shareholder who acquires 20 percent or more of the voting rights of the corporation until the other shareholders vote to restore those voting rights and permits the corporation, at its option, to redeem such shareholder's "control shares" on favorable terms; (2) require a shareholder to disgorge to the corporation any profits the shareholder earned from the sale of shares occurring within 18 months after the shareholder acquired 20 percent or more of the voting shares or publicly announced the intent to acquire control of the corporation; (3) require mandatory severance payments to eligible Pennsylvania employees whose employment is terminated within 24 months after a change in control of the corporation; and (4) not permit the termination or impairment of any collective bargaining agreement in connection with any business combination relating to a change in control.

                             PRINCIPAL STOCKHOLDERS

                  As of October 31, 2001, to the best of the Company's information and belief, no person holds beneficially or of record, directly or indirectly, five percent (5%) or more of the outstanding shares of Common Stock.

                              PLAN OF DISTRIBUTION

                  The Company will not engage any outside broker-dealers in connection with the sale of shares of the Common Stock pursuant to the Plan. The Agent will administer the Plan and receive a fee for these services. The Company will reimburse an officer or employee for documented out-of-pocket expenses that he or she may incur as a result of his or her duties in connection with the Plan.

                  Certain directors and executive officers of the Company will assist the Company in the administration of the Plan. None of such directors and executive officers will receive compensation for such services. None of such directors and executive officers are registered as securities brokers or dealers under the federal or applicable state securities laws, nor are any of such persons affiliated with any broker or dealer. Because none of such persons are in the business of either effecting securities transactions for others or buying and selling securities for their own account, they are not required to register as brokers or dealers under the federal securities laws. In addition, the proposed activities of such directors and executive officers are exempted from registration pursuant to a specific safe-harbor provision under Rule 3a4-1 under the 1934 Act. Substantially similar exemptions from registration are available under applicable state securities laws.

                                LEGAL PROCEEDINGS

GENERAL

                  The Company and the Bank, from time to time, are a party (plaintiff or defendant) to lawsuits which are in the normal course of the Company's and the Bank's business. While any litigation involves an element of uncertainty, management, after reviewing pending legal actions with its legal counsel, is of the opinion that the liability of the Company and the Bank, if any, resulting from such actions will not have a material effect on the financial condition or results of operations of the Company and the Bank.

ENVIRONMENTAL ISSUES

                  There are several federal and state statutes that govern the obligations of financial institutions with respect to environmental issues. Besides being responsible under such statutes for its own conduct, a bank also may be held liable under certain circumstances for actions of borrowers or other third parties on properties that collateralize loans held by the bank. Such potential liability may far exceed the original amount of the loan made by the bank. Currently, the Bank is not a party to any pending legal proceedings under any environmental statute nor is the Bank aware of any circumstances that may give rise to liability of the Bank under any such statute.

                                 INDEMNIFICATION

                  Pennsylvania law provides that a Pennsylvania corporation may indemnify directors, officers, employees and agents of the corporation against liabilities they may incur in such capacities for any action taken or any failure to act, whether or not the corporation would have the power to indemnify the person under any provision of law, unless such action or failure to act is determined by a court to have constituted recklessness or willful misconduct. Pennsylvania law also permits the adoption of a by-law amendment, approved by shareholders, providing for the elimination of a director's liability for monetary damages for any action taken or any failure to take any action unless
(1) the director has breached or failed to perform the duties of his office and
(2) the breach or failure to perform constitutes self-dealing, willful misconduct or recklessness.

                  The by-laws of the Company provide for (1) indemnification of directors, officers, employees and agents of the Company and its subsidiaries and (2) the elimination of a director's liability for monetary damages, to the fullest extent permitted by Pennsylvania law.

                  Directors and officers are also insured against certain liabilities for their actions, as such, by an insurance policy obtained by the Company.

                  Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to the directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.

                                  LEGAL MATTERS

                  The validity of the shares offered hereby will be passed upon for the Company by Saul Ewing LLP, Harrisburg, Pennsylvania.

                                     EXPERTS

                  The consolidated financial statements of the Company as of December 31, 2000, 1999 and 1998, and for each of the years in the three year period ended December 31, 2000, incorporated by reference into this Prospectus and elsewhere in the registration statement, have been included herein and in the registration statement in reliance upon the report of J.H. Williams & Co., LLP, independent certified public accountants, and in reliance upon the authority of said firm as experts in accounting and auditing.

                 PART II: INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

                 Legal and Accounting Fees and Disbursements.........................       $13,000.00
                 Printing............................................................         4,000.00
                 SEC and Blue Sky Fees...............................................         2,761.23 *
                 Postage and Handling................................................         1,500.00
                 Miscellaneous.......................................................         1,238.77

                 Total Expenses......................................................       $22,500.00
                                                                                            ==========

---------------------------
*        Actual.  All other amounts are estimated.


ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

                  Section 1721 of the Pennsylvania Business Corporation Law of 1988 (the "BCL") (relating to the Board of Directors) declares that unless otherwise provided by statute or in a by-law adopted by the stockholders, all powers enumerated in section 1502 (relating to general powers), and elsewhere in the BCL or otherwise vested by law in a business corporation shall be exercised by or under the authority of, and the business and affairs of every business corporation shall be managed under the direction of, a board of directors. If any such provision is made in the by-laws, the powers and duties conferred or imposed upon the board of directors under the BCL shall be exercised or performed to such extent and by such person or persons as shall be provided in the by-laws.

                  Section 1712 of the BCL further provides that a director shall stand in a fiduciary relation to the corporation and shall perform his duties as a director, including his duties as a member of any committee of the board upon which he may serve, in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill or diligence, as a person of ordinary prudence would use under similar circumstances. In performing his duties, a director shall be entitled to rely in good faith on information, opinions, reports or statements, including financial statements and other financial data, in each case prepared or presented by any of the following:

                  (1) one or more officers or employees of the corporation whom the director reasonably believes to be reliable and competent in the matters presented;

                  (2) counsel, public accountants or other persons as to matters which the director reasonably believes to be within the professional or expert competence of such person; or

                  (3) a committee of the board upon which he does not serve, duly designated in accordance with law, as to matters within its designated authority, which committee the director reasonably believes to merit confidence.

A director shall not be considered to be acting in good faith if he has knowledge concerning the matter in question that would cause his reliance to be unwarranted.

                  Furthermore, under Section 1712 of the BCL, except as otherwise provided in a corporation's by-laws, an officer shall perform his or her duties as an officer in good faith, in a manner he or she reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. A person who so performs his or her duties shall not be liable by reason of having been an officer of the corporation.

                  Section 1715 of the BCL states, in part, that in discharging the duties of their respective positions, the board of directors, committees of the board and individual directors may, in considering the best interests of the corporation, consider, to the extent they deem appropriate, the effects of any action upon any or all groups affected by such action, including stockholders, employees, suppliers, customers and creditors of the corporation and upon communities in which offices or other establishments of the corporation are located. In addition, the board of directors, committees of the board and individual directors may consider, to the extent they deem appropriate, the short-term and long-term interests of the corporation, including benefits that may accrue to the corporation from its long-term plans and the possibility that these interests may be best served by the continued independence of the corporation and the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation and all other pertinent factors. The consideration of those factors shall not constitute a violation of the preceding paragraph. Finally, in the consideration of those factors or the effects of any action, the board of directors, committees of the board and individual directors shall not be required to regard corporate interest or the interests of any particular group affected by such action as a dominant or controlling interest or factor.

                  In exercising the above powers, the fiduciary duty of directors shall not be deemed to require them:

                  (1) to redeem any rights under, or to modify or render inapplicable, any stockholder rights plan, including, but not limited to, a plan adopted pursuant or made subject to section 2513 of the BCL (relating to disparate treatment of certain persons);

                  (2) to render inapplicable, or make determinations under, the provisions of Subchapter E (relating to control transactions), F (relating to business combinations), G (relating to control-share acquisitions) or H (relating to disgorgement by certain controlling stockholders following attempts to acquire control) of Chapter 25 or under any other provision of the BCL relating to or affecting acquisitions or potential or proposed acquisitions of control; or

                  (3) to act as the board of directors, a committee of the board or an individual director solely because of the effect such action might have on an acquisition or potential or proposed acquisition of control of the corporation or the consideration that might be offered or paid to stockholders in such an acquisition.

                  Absent breach of fiduciary duty, lack of good faith or self-dealing, any act as the board of directors, a committee of the board or an individual director shall be presumed to be in the best interests of the corporation. In assessing whether the standard set forth in section 1712 of the BCL has been satisfied, there shall not be any greater obligation to justify, or higher burden of proof with respect to, any act as the board of directors, any committee of the board or any individual director relating to or affecting an acquisition or potential or proposed acquisition of control of the corporation than is applied to any other act as a board of directors, any committee of the board or any individual director. Notwithstanding the preceding provisions of this section, any act as the board of directors, a committee of the board or an individual director relating to or affecting an acquisition or potential or proposed acquisition of control to which a majority of the disinterested directors shall have assented shall be presumed to satisfy the standard set forth in section 1712, unless it is proven by clear and convincing evidence that the disinterested directors did not assent to such act in good faith after reasonable investigation.

                  The term "disinterested director," as used in the above paragraph and for no other purpose, means:

                  (1) A director of the corporation other than:

                           (i) A director who has a direct or indirect financial
                  or other interest in the person acquiring or seeking to acquire control of the corporation or who is an affiliate or associate, as defined in section 2552 of the BCL (relating to definitions), of, or was nominated or designated as a director by, a person acquiring or seeking to acquire control of the corporation.

                           (ii) Depending on the specific facts surrounding the
                  director and the act under consideration, an officer or employee or former officer or employee of the corporation.

                  (2) A person shall not be deemed to be other than a disinterested director solely by reason of any or all of the following:

                           (i) The ownership by the director of shares of the
                  corporation.

                           (ii) The receipt as a holder of any class or series
                  of any distribution made to all owners of shares of that class or series.

                           (iii) The receipt by the director of director's fees
                  or other consideration as a director.

                           (iv) Any interest the director may have in retaining
                  the status or position of director.

                           (v) The former business or employment relationship of
                  the director with the corporation.

                           (vi) Receiving or having the right to receive
                  retirement or deferred compensation from the corporation due to service as a director, officer or employee.

                  Section 1717 of the BCL provides that the duty of the board of directors, committees of the board and individual directors under section 1712 of the BCL (relating to standard of care and justifiable reliance) is solely to the business corporation and may be enforced directly by the corporation or may be enforced by a stockholder, as such, by an action in the right of the corporation, and may not be enforced directly by a stockholder or by any other person or group. Notwithstanding the preceding sentence, certain other related sections of the BCL do not impose upon the board of directors, committees of the board and individual directors any legal or equitable duties, obligations or liabilities or create any right or cause of action against, or basis for standing to sue, the board of directors, committees of the board and individual directors.

                  Moreover, Section 1713 of the BCL addresses the personal liability of directors and states that if a by-law adopted by the stockholders so provides, a director shall not be personally liable, as such, for monetary damages for any action taken unless:

                  (1) the director has breached or failed to perform the duties of his office under this section; and

                  (2) the breach of failure to perform constitutes self-dealing, willful misconduct or recklessness.

                  The provisions discussed above shall not apply to:

                  (1) the responsibility or liability of a director pursuant to any criminal statute; or

                  (2) the liability of a director for the payment of taxes pursuant to local, state or federal law.

                  Moreover, Section 1713 of the BCL provides that the Articles of Incorporation of a corporation may not provide greater exoneration from liability than that permitted under Section 1713.

                  Finally, Section 1714 of the BCL states that a director of a corporation who is present at a meeting of its board of directors, or of a committee of the board, at which action on any corporate matter is taken on which the director is generally competent to act, shall be presumed to have assented to the action taken unless his dissent is entered in the minutes of the meeting or unless he files his written dissent to the action with the secretary of the meeting before the adjournment thereof or transmits the dissent in writing to the secretary of the corporation immediately after the adjournment of the meeting. The right to dissent shall not apply to a director who voted in favor of the action. Nothing in this Section 1714 shall bar a director from asserting that minutes of the meeting incorrectly omitted his dissent if, promptly upon receipt of a copy of such minutes, he notified the secretary, in writing, of the asserted omission or inaccuracy.

                  Section 1741 of the BCL (relating to third party actions) provides that unless otherwise restricted in its by-laws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with the action or proceeding if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action or proceeding by judgment, order, settlement or conviction or upon a plea of nolo contendere or its equivalent shall not of itself create a presumption that the person did not act in good faith and in a manner the he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had reasonable cause to believe that his conduct was not unlawful.

                  Section 1742 of the BCL (relating to derivative actions) provides that unless otherwise restricted in its by-laws, a business corporation shall have the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person is or was a representative of the corporation, or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of the action if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to the best interests of the corporation. Indemnification shall not be made under this section in respect of any claim, issue or matter as to which such person has been adjudged to be liable to the corporation unless, and only to the extent that, the court of common pleas of the judicial district embracing the county in which the registered office of the corporation is located or the court in which such action was brought determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the court of common pleas or such other court shall deem proper.

                  Section 1743 of the BCL (relating to mandatory indemnification) provides for mandatory indemnification of directors and officers such that, to the extent that a representative of the business corporation has been successful on the merits or otherwise in defense of any action or proceeding referred to in Sections 1741 (relating to third party actions) or 1742 (relating to derivative actions), or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection therewith.

                  Section 1744 of the BCL (relating to procedure for effecting indemnification) provides the procedure for effecting indemnification. Under this section unless ordered by a court, any indemnification under Section 1741 (relating to third party actions) or 1742 (relating to derivative actions) shall be made by the business corporation only as authorized in the specific case upon a determination that indemnification of the representative is proper in the circumstances because such person has met the applicable standard of conduct set forth in those sections. The determination shall be made:

                  (1) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

                  (2) if such quorum is not obtainable, or, if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

                  (3) by the stockholders.

                  Section 1745 of the BCL (relating to advancing expenses) provides that expenses (including attorneys' fees) incurred in defending any action or proceeding referred to above may be paid by the business corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of the representative to repay such amount if it is ultimately determined that such person is not entitled to be indemnified by the corporation as authorized by the BCL or otherwise.

                  Section 1746 of the BCL (relating to supplementary coverage) provides that the indemnification and advancement of expenses provided by or granted pursuant to the other sections of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any other by-law, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in such person's official capacity and as to action in another capacity while holding such office.

                  Section 1746 of the BCL also provides that indemnification referred to above shall not be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness. The articles of incorporation may not provide for indemnification in the case of willful misconduct or recklessness.

                  Section 1746 further declares that indemnification under any by-law, agreement, vote of stockholders or directors or otherwise, may be granted for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law except as provided in this section and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation. Such indemnification is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

                  Section 1747 of the BCL (relating to the power to purchase insurance) provides that unless otherwise restricted in its by-laws, a business corporation shall have power to purchase and maintain insurance on behalf of any person who is or was a representative of the corporation or is or was serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify him against that liability under the provisions of the BCL. Such insurance is declared to be consistent with the public policy of the Commonwealth of Pennsylvania.

                  Section 1748 of the BCL (relating to application to surviving or new corporations) provides, that for the purposes of the BCL, references to "the corporation" include all constituent corporations absorbed in a consolidation, merger or division, as well as the surviving or new corporations surviving or resulting therefrom, so that any person who is or was a representative of the constituent, surviving or new corporation, or is or was serving at the request of the constituent, surviving or new corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the BCL with respect to the surviving or new corporation as he would if he had served the surviving or new corporation in the same capacity.

                  Section 1749 of the BCL (referring to application to employee benefit plans) states that, for the purposes of the BCL:

                  (1) references to "other enterprises" shall include employee benefit plans and references to "serving at the request of the corporation" shall include any service as a representative of the business corporation that imposes duties on, or involves services by, the representative with respect to an employee benefit plan, its participants or beneficiaries;

                  (2) excise taxes assessed on a person with respect to an employee benefit plan pursuant to applicable law shall be deemed "fines;" and

                  (3) action with respect to an employee benefit plan taken or omitted in good faith by a representative of the corporation in a manner he reasonably believed to be in the interest of the participants and beneficiaries of the plan shall be deemed to be action in a manner that is not opposed to the best interests of the corporation.

                  Section 1750 of the BCL (relating to duration and extent of coverage) declares that the indemnification and advancement of expenses provided by, or granted pursuant to, the BCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a representative of the corporation and shall inure to the benefit of the heirs and personal representative of that person.

                  Articles VII and VIII of the By-laws of the Registrant provide for indemnification of the officers, employees and directors to the full extent authorized by Pennsylvania law.

                  Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "1933 Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission (the "SEC") such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the manner has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

ITEM 16.  EXHIBITS

 Exhibit Number Referred to
in Item 601 of Regulation S-B                        Description of Exhibit
-----------------------------                        ----------------------
             1                              None.

             2                              None.

             4                              None.

             5                              Opinion of Saul Ewing LLP of Harrisburg, Pennsylvania,
                                            Special Counsel to the Registrant, as to the legality of the shares of the Registrant's common stock being registered.

             8                              None.

            15                              None.

            23A                             Consent of J.H. Williams & Co., LLP, Certified Public
                                            Accountants, of Kingston, Pennsylvania.

            23B                             Consent of Saul Ewing LLP, Special Counsel to the
                                            Registrant, found at Exhibit 5.

            24                              Power of Attorney of the Officers and Directors of the
                                            Registrant.

            25                              None.

            26                              None.

            27                              None.

            28                              None.

            99A                             Authorization Form for Dividend Reinvestment and Stock
                                            Purchase Plan (previously filed).

            99B                             Form of Transmittal Letter, dated November 29, 2001, to
                                            Shareholders relating to changes in the Registrant's Dividend
                                            Reinvestment and Stock Purchase Plan.

            99C                             Report of J.H. Williams & Co., LLP, dated January 19, 2001.


ITEM 17.  UNDERTAKINGS.

            Item 512(a) of Regulation S-B.

                  The undersigned Registrant undertakes to: (1) include any additional or changed material information on the plan of distribution; (2) for determining liability under the Securities Act of 1933, as amended, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and (3) file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

                                   SIGNATURES

                  Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Post-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Bloomsburg, Pennsylvania, on this 29th day of November, 2001.

                                     CCFNB BANCORP, INC.



                                     By:               /s/ Paul E. Reichart
                                              ----------------------------------
                                              Paul E. Reichart, President and
                                               Chief Executive Officer

                  Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature and Capacity                                                                           Date
----------------------                                                                           ----

/s/ Don E. Bangs                                                                          November 29, 2001
-------------------------------------
Don E. Bangs
Director and Secretary


/s/ Edward L. Campbell                                                                    November 29, 2001
-------------------------------------
Edward L. Campbell
Director


/s/ Elwood R. Harding, Jr.                                                                November 29, 2001
-------------------------------------
Elwood R. Harding, Jr.
Director


/s/ William F. Hess                                                                       November 29, 2001
-------------------------------------
William F. Hess
Director and Chairman of the Board


/s/ Charles E. Long                                                                       November 29, 2001
-------------------------------------
Charles E. Long
Director


/s/ Paul E. Reichart                                                                      November 29, 2001
-------------------------------------
Paul E. Reichart, Director, President
and Chief Executive Officer


/s/ Virginia D. Kocher                                                                    November 29, 2001
-------------------------------------
Virginia D. Kocher
Treasurer and Assistant Secretary


/s/ Paul E. Reichart                                                                      November 29, 2001
-------------------------------------
Paul E. Reichart
(Attorney-in-Fact)


/s/ Virginia D. Kocher                                                                    November 29, 2001
-------------------------------------
Virginia D. Kocher
(Attorney-in-Fact)

                                POWER OF ATTORNEY

                  KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Paul E. Reichart and Virginia
D. Kocher, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (including his or her capacity as a director or officer of CCFNB Bancorp, Inc., as the case may
be), to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their, his, or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

                  Pursuant to the requirements of the Securities Act of 1933, Post-Effective Amendment No. 2 to this Registration Statement has been signed by the following person in the capacities and on the dates indicated.

Signature                                                      Title                                Date
---------                                                      -----                                ----

   /s/ Robert M. Brewington, Jr.                              Director                        November 29, 2001
--------------------------------
Robert M. Brewington, Jr.



   /s/ Rodney B. Keller                                       Director                        November 29, 2001
--------------------------------
Rodney B. Keller



   /s/ Willard H. Kile, Jr., DMD                              Director                        November 29, 2001
--------------------------------
Willard H. Kile, Jr., DMD

                                INDEX TO EXHIBITS

ITEM NUMBER                         DESCRIPTION                                                             PAGE
-----------                         -----------                                                             ----
         5             Opinion of Saul Ewing LLP,
                       of Harrisburg, Pennsylvania, Special Counsel
                       to the Registrant, as to the legality of the shares
                       of the Registrant's common stock being registered..............................      S-1

        23A            Consent of J.H. Williams & Co., LLP, Certified
                       Public Accountants, of Kingston, Pennsylvania..................................      S-4

        23B            Consent of Saul Ewing LLP,
                       Special Counsel to Registrant, found at Exhibit 5..............................      S-5

        24             Power of Attorney For Certain Directors........................................      S-6

        99B            Form of Transmittal Letter, dated November 29, 2001, relating to changes in the Registrant's Dividend Reinvestment and Stock
                       Purchase Plan..................................................................      S-7

        99C            Report of J.H. Williams & Co., LLP, dated
                       January 19, 2001...............................................................      S-9